Exhibit 2


                                                                 No. 02510105




                                 Loan Agreement
























                             Bank of Communications
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                                                                  No. 02510105

                                 Loan Agreement

Borrower: China Network Communications Group Corporation
Legal representative: Zhang Chunjiang
Registered address: No. 156, Fuxingmennei Avenue, Xicheng District, Beijing Mailing address: No. 156, Fuxingmennei Avenue, Xicheng District, Beijing

Lender: Bank of Communications, Beijing Branch
Person in charge: Wang Bin
Mailing address: No. 33, Finance Street, Beijing

      Whereas the Borrower applied to the Lender for a loan, upon negotiation, the Borrower and the Lender hereby enter into this agreement to specify the rights and liabilities of both parties.

      Article 1  The Loan

      1.1  Currency: US dollar

      1.2  Amount: One hundred and fifty million (150,000,000)

      1.3 The loan under this agreement shall be only used to purchase the shares of PCCW Limited.

      1.4  Period: March 17, 2005 to March 17, 2008

      Article 2  Interest Rate and Payment of Interest

      2.1 Annual interest: Six-month LIBOR in US dollar plus 0.8%. Every three months from the advancement date of the loan shall be one period for the purpose of rate calculation ("Period") and the interest rate for the loan shall be adjusted each Period. Daily interest rate equals to one thirtieth of the monthly interest rate, and the monthly interest rate equals to one twelfth of the annual interest rate.

      "Six-month LIBOR in US dollar" under this agreement shall mean the London Interbank Offered Rate for loans with a six-month term in US dollar. "Six-month LIBOR in US dollar" shall be determined as the London Interbank Offered Rate for loans with a six-month term in US dollar shown in the Telerate Service Page "3750" at 11am (London time) on the business day that is two business days before the first business day of the current Period.

      2.2  Calculation of Interest

      2.2.1 Normal interest = interest rate stipulated under this agreement x advanced amount x number of days of the advancement. The number of days of the advancement shall be calculated from the date of advancement till the maturity date.

      2.2.2 The penalty interest for the overdue payments and the amount of loan not used for the purpose of this agreement shall be calculated in accordance with the amount and actual number of days overdue or misused. The penalty interest rate shall equal to 120% of the interest rate stipulated in this agreement.

      2.3 The interest for the loan under this agreement shall be calculated each Period and the calculation date shall be the last day of each Period (the next business day following the calculation date if such date is on a holiday). The interest for the last Period shall be paid together with the principal of the loan upon maturity. The payment date shall be the calculation date.

      Article 3  Advancement and Repayment of Loan

      3.1 The Borrower shall follow the relevant withdrawal procedures three banking business days before any advancement. The loan shall be advanced on March 17, 2005 and amount of advancement shall be US$ 150 million.

      3.2  Conditions Precedent for the Advancement of the Loan:

      (1) The Borrower has obtained relevant governmental approvals, consents, registrations and other consents or approvals required by the Lender, and such approvals, consents and registrations are still valid;

      (2) The operation and financial conditions of the Borrower have not undergone material adverse change; and

      (3) The Borrower has not breached any provisions of this agreement.

      3.3 The actual advancement date and advanced amount shall be determined in accordance with the record in the Borrowing Certificate.

      3.4 The Borrower shall repay the principal of the loan on March 17, 2008. If the maturity date recorded in the Borrowing Certificate does not conform to the stipulation in this agreement, the date on the Borrowing Certificate shall prevail.

      3.5 The Borrower may prepay all or part of the loan under this agreement without paying any penalty or fees, however, the Borrower shall notify the Lender in writing five business days in advance.

      Article 4  Representations and Warranties of the Borrower

      4.1 The Borrower is an independent person of civil capacity and is legally established and existing with all of the necessary rights and capacities to perform the obligations and undertake the liabilities under this agreement on its own behalf.

      4.2 The execution and performance of this agreement are out of the true intention of the Borrower, and all necessary consents, approvals and authorizations have been obtained and such consents, approvals and authorizations have no legal defect.

      4.3 All documents, statements, materials and information provided by the Borrower to the Lender in the execution and performance of this agreement are true, accurate, complete and valid, and the Borrower has not concealed any information that may affect its financial conditions and solvency from the Lender.

      Article 5  Rights and Liabilities of the Lender

      5.1 The Lender has the right to collect the principal and interest (including any compound interest and penalty interest for any overdue and misused loans) of the loan in accordance with this agreement, charge fees payable by the Borrower, and exercise other rights stipulated by law or agreed upon in this agreement.

      5.2 The Lender shall not disclose the financial and operational materials and information provided by the Borrower, except as otherwise stipulated by law or provided in this agreement.

      5.3 The Lender shall advance the loan in full amount to the Borrower in accordance with this agreement, unless the delay was caused by the Borrower or Force Majeure.

      5.4 The Lender shall notify the Borrower in writing the amount of principal and interest payable by the Borrower two business days before each repayment and interest payment date, however, such notice shall only be regarded as the Lender's reminder for performing the repayment obligations by the Borrower.

      Article 6  Liabilities of the Borrower

      6.1 Unless otherwise provided in this agreement, the Borrower shall repay the principal and interest of the loan under this agreement in accordance with the timetable, amount and currency stipulated in this agreement.

      6.2 The Borrower shall not use the loan under this agreement for any purpose other than as provided in this agreement.

      6.3 The Borrower shall be responsible for the fees and expenses that may arise out of this agreement, including but not limited to the notarization fee, appraisal fee, evaluation fee, registration fee and etc.

      6.4 The Borrower shall observe the internal rules and commercial practices of the Lender, including but not limited to, cooperating with the Lender in its supervision and inspection of the use of the loan and the operations of the Borrower, complying with the requirement of the Borrower to provide all necessary financial statements, other materials and information and ensuring the truthfulness, completeness and accuracy of such documents, materials and information provided.

      6.5 If any of the following events occurs to the Borrower, the Borrower shall notify the Lender in writing fifteen business days in advance, and shall not take any actions before repaying the principal and interest of the loan under this agreement or providing the repayment plan and payment guarantee to the Lender:

      (1) sale, bestowing, lease, lending, transfer, mortgage, pledging or otherwise disposal of the material assets or all or substantial part of the assets; and

      (2) material change or possible material change of the organizational structure or ownership structure, including but not limited to, leasing and operating, leasing, joint venture, corporate restructuring, changing into a company limited by shares, sale of the enterprise, merge/acquisition, equity joint venture/cooperative joint venture, divesture, establishment of subsidiaries, transfer of ownership, decrease of registered capital, etc.

      6.6 The Borrower shall notify the Lender within seven days after any of the following events occurs or is likely to occur to the Borrower:

      (1) amendment of articles, change of enterprise name, legal representative/person in charge, registered address, mailing address, business scope or other items registered with relevant offices of State Administration of Industry and Commerce, or making decisions that have material effect on finance and human resources of the Borrower;

      (2) application for bankruptcy or such request by its creditors;

      (3) involvement in material litigations or arbitrations, or placing of a judicial lien on its material assets;

      (4) providing any guarantee to a third party that has resulted in a material adverse effect on its financial conditions or its abilities to perform its obligations under this agreement;

      (5) entering into any contract that has a material adverse effect on its operation and financial conditions;

      (6) ceasing operation, dissolution, business suspension, cancellation or revocation of business license;

      (7) involvement in any illegal activities by the Borrower, legal representative/person in charge or important members of the management of the Borrower;

      (8) significant operational difficulties, deterioration of its finance conditions, or other events that have an adverse effect on the operation, financial conditions or solvency of the Borrower.

      Article 7  Other Stipulated Items

      [Intentionally left blank]

      Article 8  Acceleration of the Loan

      If any of the following events occurs, the Lender has the right to stop advancing any amount of loan not drawn down by the Borrower, to declare acceleration of the payment of the principal of the loan advanced under this agreement on its own and to request prompt repayment of all the principal and interest of the loan by the Borrower:

      (1) The representations and warranties made by the Borrower in Article 4 are not true;

      (2) The Borrower breaches any provision of this agreement;

      (3) Any event listed in Article 6.6 that requests notification actually occurs, which occurrence the Lender believes will affect the realization of its creditors' rights;

      (4) In performing other contracts entered into by the Borrower and the Lender, the Borrower delays in performance or otherwise defaults thereunder and has not cured its defaults after requested by the Lender.

      Article 9  Events of Default

      9.1 If the Borrower defaults in repayment of the principal of the loan or the payment of the interest in full or has not used the loan for the purpose stipulated in this agreement, the Lender will charge penalty interest rate on overdue loan amount or misused loan amount and charge compound interest on the unpaid interest.

      9.2 If the Borrower defaults in repayment of the principal of the loan or the payment of the interest in full, it shall be responsible for any expenses that the Lender may incur in requesting such repayment or payment, fees in connection with any litigation (or arbitration), judicial lien, public notice and enforcement, and any lawyer's fee, travel expenses and other expenses.

      9.3 If the Borrower evades supervision of the Lender, delays in repayment of the principal or payment of interest, or maliciously escapes its debts, the Lender shall have the right to notify relevant authorities of such activities of the Borrower and make public announcement via media.

      9.4 If the Lender has not provided the loan to the Borrower in accordance with this agreement or charge interest in accordance with regulations of the People's Bank of China relating to interest rate without due cause, or has not promptly issued any principal repayment and interest payment notice to the Borrower, the Borrower has the right to request the Lender to cure its inactions or activities within a certain period; and if such inactions or activities of the Lender have resulted in any loss to the Borrower, the Borrower has the right to claim compensation from the Lender.

      Article 10  Provision Regarding Repayment and Payment

      10.1 If any principal, interest, penalty interest, compound interest or any other fees are due and payable by the Borrower, the Borrower authorizes the Lender, upon confirmation of the amount by the Borrower, to debit directly any of its accounts with the Bank of Communications for repayment.

      10.2 After such transfer, the Lender shall notify the Borrower of the relevant account number, the loan contract number, the number of the Borrowing Evidence, the debit amount and the balance of the loan.

      10.3 If the debit amount can not satisfy the full indebtedness of the Borrower, such amount shall be first applied towards the payment of due and unpaid fees. If the overdue time of the principal and interest has not exceeded ninety days, the remaining amount after deducting the payment of fees shall be first applied towards the payment of the due and unpaid interest or penalty interest and compound interest, and then towards the repayment of due and unpaid principal. If the overdue time of the principal and interest exceeds ninety days, the remaining amount after deducting the payment of fees shall be first applied towards the repayment of due and unpaid principal, and then towards the payment of the due and unpaid interest or penalty interest and compound interest.

      10.4 If the currency of the debit amount is not the same currency as the indebtedness to be paid for, such debit amount shall be calculated in accordance with the exchange rate published by the Bank of Communications on the debit date.

      Article 11  Dispute Resolution

      Any dispute arising out of this agreement shall be resolved in accordance with the first method listed below. During the course of dispute, both parties shall continue to perform other provisions of this agreement which are not in dispute.

      (1) Commencing a litigation at the competent court at the locality of the Lender;

      (2) [intentionally left blank]

      Article 12  Miscellaneous

      12.1 The Borrowing Certificate under this agreement and relevant documents and materials confirmed by both parties shall constitute indispensable parts of this agreement.

      12.2 This agreement shall become effective upon execution or affixation of personal seals by the legal representative/person in charge or authorized representative and affixation of corporate seals of both parties.

      12.3 This agreement has been executed in six counterparts, with each party holding three counterparts.

                           [Intentionally left blank]

The Borrower has read through the above provisions, and the Lender has made relevant clarifications to the Borrower upon its requests and the Borrower has no objection to any of the above content.


The Borrower (corporate seal)

Legal representative/person in charge or authorized representative (execution or personal seal)

/s/ Li Fushen

Date: March 17, 2005



Lender (corporate seal)

Legal representative/person in charge or authorized representative (execution or personal seal)

/s/ Bian Weiguo

Date: March 17, 2005